This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase, dated June 10, 2003, and the related Letter of Transmittal, and any amendments or supplements thereto. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of offers to sell Shares would not be in compliance with the laws of that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by Banc of America Securities LLC, the dealer manager for the Offer, or by one or more registered brokers or dealers licensed under the laws of that jurisdiction.


                      NOTICE OF OFFER TO PURCHASE FOR CASH

                                       BY

                         CENTURY BUSINESS SERVICES, INC.

                 OF UP TO 14,000,000 SHARES OF ITS COMMON STOCK

                   AT A PURCHASE PRICE NOT GREATER THAN $_______

                          NOR LESS THAN $______ PER SHARE

         Century Business Services, Inc., a Delaware corporation ("CBIZ"), is offering to purchase for cash up to 14,000,000 shares of its Common Stock, par value $.01 per share (the "Shares"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated June 10, 2003 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the "Offer"). CBIZ is inviting holders of the Shares to tender their Shares at prices specified by the tendering stockholder that are not greater than $____ nor less than $____ per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions of the Offer. The Offer is not conditioned on any minimum number of Shares being tendered or the receipt of funding. The Offer is, however, subject to other conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

--------------------------------------------------------------------------------

            THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
  NEW YORK CITY TIME, ON WEDNESDAY, JULY 9, 2003, UNLESS THE OFFER IS EXTENDED.

--------------------------------------------------------------------------------

         The Board of Directors of CBIZ has approved the Offer. However, neither CBIZ nor its Board of Directors is making any recommendation to its stockholders as to whether to tender or refrain from tendering their Shares. Stockholders must make their own decisions as to whether to tender their Shares and, if so, how many Shares to tender and the price or prices at which such Shares should be tendered. CBIZ's directors and executive officers have advised CBIZ that they do not intend to tender any Shares in the Offer.

         CBIZ will, upon the terms and subject to the conditions of the Offer, determine the single per Share price, not greater than $____ nor less than $____ per Share, net to the seller in cash, without interest, that it will pay for Shares properly tendered and not properly withdrawn in the

Offer, taking into account the total number of Shares so tendered and the prices specified by the tendering stockholders. CBIZ will select the lowest purchase price (the "Purchase Price") that will allow CBIZ to purchase 14,000,000 Shares, or such fewer number of Shares as are properly tendered at prices at or below the Purchase Price and not properly withdrawn. Only Shares properly tendered, and not properly withdrawn, prior to the "expiration date" (as defined below) will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the "odd lot" priority, proration and conditional tender provisions described in the Offer to Purchase.

         Under no circumstances will interest be paid on the Purchase Price for the Shares, regardless of any delay in making such payment. All Shares acquired in the Offer will be acquired at the Purchase Price regardless of whether the stockholder selected a lower price. Only shares properly tendered at prices at or below the Purchase Price, and not properly withdrawn, will be purchased. However, because of the "odd lot" priority, proration and conditional tender provisions, all of the shares tendered at or below the Purchase Price may not be purchased if more than the number of shares CBIZ seeks are properly tendered. Shares not purchased in the Offer will be returned to the tendering stockholders at CBIZ's expense promptly after the expiration of the tender offer. The term "expiration date" means 5:00 p.m., New York City time, on Wednesday, July 9, 2003, unless and until CBIZ, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "expiration date" shall refer to the latest time and date at which the Offer, as so extended by CBIZ, shall expire. CBIZ reserves the right, in its sole discretion, to purchase more than 14,000,000 Shares under the Offer, subject to applicable law.

         For purposes of the Offer, CBIZ will be deemed to have accepted for payment, and therefore purchased, Shares properly tendered at or below the Purchase Price and not properly withdrawn, subject to the odd lot, proration and conditional tender provisions of the Offer, only when, as and if CBIZ gives oral or written notice to Fifth Third Bank, the depositary for the Offer, of its acceptance for payment of such Shares under the Offer. Payment for Shares tendered and accepted for payment under the Offer will be made only after timely receipt by the depositary of certificates for such Shares or of timely confirmation of a book-entry transfer of such Shares into the depositary's account at the "book-entry transfer facility" (as defined in the Offer to Purchase), a properly completed and duly executed Letter of Transmittal or a manually signed facsimile thereof or in the case of a book-entry transfer, an "agent's message" (as defined in the Offer to Purchase), and any other documents required by the Letter of Transmittal.

         CBIZ expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the depositary and making a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the right of a tendering stockholder to withdraw such stockholder's Shares.


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


         CBIZ believes that the tender offer is a prudent use of its financial resources given its business profile, assets and current market price, and that investing in its own shares is an attractive use of capital and an efficient means to provide value to its stockholders.

         Tenders of Shares under the Offer are irrevocable, except that such Shares may be withdrawn at any time prior to the expiration date and, unless previously accepted for payment by CBIZ under the Offer, may also be withdrawn at any time after August 5, 2003. For such withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by Fifth Third Bank at its address set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering stockholder, the number of Shares to be withdrawn and the name of the registered holder of such Shares. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the depositary and the signature(s) on the notice of withdrawal must be guaranteed by an "eligible guarantor institution" (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an eligible guarantor institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in the Offer to Purchase, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn Shares and must otherwise comply with such book-entry transfer facility's procedures. All questions as to the form and validity of any notice of withdrawal, including the time of receipt, will be determined by CBIZ, in its sole discretion, whose determination will be final and binding. None of CBIZ, Fifth Third Bank as the depositary, D. F. King & Co., Inc. as the information agent, Banc of America Securities LLC as the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or incur any liability for failure to give any such notification.

         The information required to be disclosed by Rule 13e-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

         THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION WITH RESPECT TO THE OFFER IS MADE.

         The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision with respect to the Offer is made. Additional copies of the Offer to Purchase and Letter of Transmittal may be obtained from the information agent at the address and telephone number set forth below and will be furnished promptly at CBIZ's expense.

         Any questions or requests for assistance may be directed to the information agent or the dealer manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the information agent at the telephone number and address set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. To confirm delivery of Shares, stockholders are

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directed to contact the depositary.


                     The Information Agent for the Offer is:

                             D. F. KING & CO., INC.
                           48 Wall Street, 22nd Floor
                            New York, New York 10005

                 Banks and Brokers Call Collect: (212) 269-5550
                   All Others Call Toll Free: (800) 269-6427


                      The Dealer Manager for the Offer is:

                         BANC OF AMERICA SECURITIES LLC
                               9 West 57th Street
                            New York, New York 10019

                              Call: (212) 583-8564



June 10, 2003



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